Exhibit 99.1

(1)          The amount reported includes an aggregate of 12,408,610 shares of Common Stock of Hughes Communication, Inc. (the “Issuer”) that are owned of record by Apollo Investment Fund IV, L.P. (“AIF IV Fund”), Apollo Overseas Partners IV, L.P. (“Overseas IV”), AIV IV/RRRR LLC (“RRRR LLC”), AP/RM Acquisition LLC (“AP/RM LLC) and ST/RRRR LLC (“ST LLC,” and together with AIF IV Fund, Overseas IV, RRRR LLC and AP/RM LLC, the “Apollo Funds”). Apollo Management IV, L.P. (“Management”) serves as the manager of each of the Apollo Funds. AIF IV Management, Inc. (“AIF IV”) is the general partner of Management. Apollo Advisors IV, L.P. (“Advisors”) is the general partner of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors. Each of the Apollo Funds, Management, Advisors, AIF IV and ACM IV, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF IV and ACM IV, disclaim ownership of all shares reported herein in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.